Exhibit 99.1

N E W S    R E L E A S E

Contact:	Mark Haushill

Vice President and Chief Financial Officer

(210) 321-8400

ARGONAUT GROUP, INC. ANNOUNCES EQUITY OFFERING,

COMPLETION OF OTHER TRANSACTIONS

SAN ANTONIO (Oct. 10, 2003) – Argonaut Group, Inc. (Nasdaq: AGII) today announced plans to offer four million shares of its common stock in an underwritten public offering. Argonaut Group intends to contribute the majority of the net proceeds from the offering to its insurance subsidiaries to support the continued growth of its business and improve its regulatory capital adequacy ratios and maintain strong financial strength ratings. Argonaut Group intends to use the remaining net proceeds for general corporate purposes.

The registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. Argonaut Group plans to release financial results for its 2003 third quarter on October 27, 2003 and price the offering thereafter.

Raymond James & Associates, Inc. is serving as lead manager of the underwriting group, and William Blair & Company, L.L.C., Ferris, Baker Watts, Incorporated and Cochran, Caronia Securities, LLC are serving as co-managers. Argonaut Group will grant the underwriters a 30-day option to purchase up to 600,000 shares of common stock to cover over-allotments, if any. After the offering, Argonaut Group will have approximately 25.6 million shares of common stock outstanding prior to any exercise of the underwriters’ over-allotment option.

Simultaneous with the closing of the offering, HCC Insurance Holdings Inc. (NYSE: HCC) will convert approximately $5.0 million of a $12.0 million note into shares of Argonaut Group common stock at a conversion price equal to the public offering price less the underwriting discount. In March 2003, HCC purchased 2,453,310 shares of Argonaut Group Series A Mandatory Convertible Preferred Stock. Subsequent to the offering and the partial conversion of this note, HCC’s ownership in Argonaut Group’s outstanding common stock on a fully diluted basis will remain below 10 percent.

Argonaut Group also announced that during the third quarter ended Sept. 30, 2003, the Company sold more than 90 percent of its investment in Curtiss-Wright Corporation common stock and reduced its investment in other equity securities. Collectively, these transactions resulted in net realized pre-tax gains of approximately $47.3 million.

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ARGONAUT GROUP, INC.

Common Stock Offering and Other Transactions

During its 2003 third quarter, Argonaut Group, as part of its review of run-off segment loss and loss adjustment expense reserves, evaluated the recoverability of reinsurance balances potentially due on such reserves. As a result of the review, the Company will take a $10.2 million charge during the third quarter of 2003. The analysis and reserve changes were applicable to policies written primarily in the 1970s. The Company generally began excluding these types of exposures from its policy contracts in 1985.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, which is being made only pursuant to the prospectus relating to the offering, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus relating to this offering may be obtained from the offices of Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716.

FORWARD-LOOKING STATEMENTS DISCLOSURE

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation and regulations, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. For a more detailed discussion of risks and uncertainties, see the Company’s public filings made with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

ABOUT ARGONAUT GROUP, INC.

Headquartered in San Antonio, Texas, Argonaut Group, Inc. (NASDAQ: AGII) is a national underwriter of specialty insurance products in niche areas of the property & casualty market with assets of $2.5 billion. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers’ businesses and risk management strategies. Collectively, Colony Insurance, Rockwood Casualty Insurance Company, Argonaut Insurance Company, Argonaut Great Central, and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus, Specialty Commercial, Risk Management, and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com

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ARGONAUT GROUP, INC 10101 Reunion Place, Suite 500, San Antonio, Texas 78216 210.321.8400